Exhibit 99.1

Envestnet Reports Third Quarter 2015 Financial Results

Chicago, IL — November 9, 2015 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its third quarter ended September 30, 2015.

Key Financial Metrics	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in millions except per share data)	2015	2014	Change	2015	2014	Change

Adjusted Revenues(1)	$103.5	$88.6	17%	$302.6	$251.9	20%

Adjusted EBITDA(1)	$19.2	$14.7	31%	$53.6	$39.3	36%

Adjusted Net Income per Share(1)	$0.25	$0.21	19%	$0.70	$0.57	23%

Financial Results for the Third Quarter of 2015 Compared to the Third Quarter of 2014:

•                  Adjusted Revenues(1) increased 17% to $103.5 million for the third quarter of 2015 from $88.6 million for the third quarter of 2014.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 14% to $85.6 million for the third quarter of 2015 from $74.9 million for the third quarter of 2014; total revenues, which include licensing and professional services fees, increased 17% to $103.4 million for the third quarter of 2015 from $88.6 million for the third quarter of 2014.

•                  Adjusted EBITDA(1) increased 31% to $19.2 million for the third quarter of 2015 compared to $14.7 million for the third quarter of 2014.

•                  Adjusted Net Income(1) was $9.3 million, or $0.25 per diluted share, for the third quarter of 2015 compared to $7.9 million, or $0.21 per diluted share, for the third quarter of 2014.

•                  Net income attributable to Envestnet, Inc. was $3.3 million, or $0.09 per diluted share, for the third quarter of 2015 compared to $3.8 million, or $0.10 per diluted share, for the third quarter of 2014.

“Envestnet is creating the world’s leading wealth management technology platform which will deliver better relationships and greater lifetime value for financial advisors, investors and financial services providers.” said Jud Bergman, Chairman and CEO.

“During the third quarter, Envestnet continued to grow despite a more difficult market environment.  We onboarded a record $90 billion in conversion assets year-to-date and are currently servicing over three million accounts, reflecting continued demand for our unified offerings. We believe Envestnet will continue to grow organically through ongoing advisor adoption of our wealth management solutions and expect our merger with Yodlee to accelerate that growth.”

“We look to close our merger with Yodlee after the stockholder meeting on November 19th.  We have received high levels of interest from our clients about the combined offering and look forward to welcoming the Yodlee team to Envestnet,” concluded Mr. Bergman.

Key Operating Metrics (AUM/A Only) as of and for the Quarter Ended September 30, 2015:

•                  Assets: $250.3 billion, up 14% from September 30, 2014

•                  Accounts: 1,062,958, up 18% from September 30, 2014

•                  Advisors: 30,177, up 21% from September 30, 2014

•                  Gross sales: $21.0 billion, resulting in net flows of $7.5 billion

The following table summarizes the changes in AUM and AUA for the quarter ended September 30, 2015:

In Millions Except Accounts	6/30/15	Gross Sales	Redemptions	Net Flows	Market Impact	9/30/15

Assets under Management (AUM)	$75,922	$6,561	$(4,285)	$2,276	$(5,034)	$73,164
Assets under Administration (AUA)	181,922	14,446	(9,207)	5,239	(10,040)	177,121
Total AUM/A	$257,844	$21,007	$(13,492)	$7,515	$(15,074)	$250,285
Fee-Based Accounts	1,028,201	81,909	(47,152)	34,757		1,062,958

During the third quarter, the Company added $1.2 billion of conversions included in the above AUM/A gross sales figures, and an additional $25.2 billion of conversions in Licensing.

Review of Third Quarter 2015 Financial Results

Adjusted revenues increased 17% to $103.5 million for the third quarter of 2015 from $88.6 million for the third quarter of 2014. The increase was primarily due to a 14% increase in revenues from AUM or AUA to $85.6 million from $74.9 million in the prior year period.

Total operating expenses in the third quarter of 2015 increased 15% to $95.0 million from $82.6 million in the prior year period. Cost of revenues increased 5% to $41.0 million in the third quarter of 2015 from $39.1 million in the third quarter of 2014 due to the increase in revenue from AUM or AUA. Compensation and benefits increased 26% to $32.7 million in the third quarter of 2015 from $25.8 million in the prior year period due to higher personnel cost from Placemark and Finance Logix. General and administration expenses increased 13% to $15.2 million in the third quarter of 2015 from $13.4 million in the prior year period, due partly to the inclusion of Placemark and Finance Logix.

Income from operations was $8.3 million for the third quarter of 2015 compared to $6.0 million for the third quarter of 2014. Net income attributable to Envestnet, Inc. was $3.3 million, or $0.09 per diluted share, for the third quarter of 2015 compared to $3.8 million, or $0.10 per diluted share, for the third quarter of 2014. Adjusted EBITDA(1) in the third quarter of 2015 was $19.2 million, compared to $14.7 million in the prior year period. Adjusted Net Income(1) was $9.3 million, compared to $7.9 million in the third quarter of 2014. Adjusted Net Income Per Share(1) was $0.25, compared to $0.21 in the third quarter of 2014.

At September 30, 2015, the Company had $208 million in cash and cash equivalents, and its revolving credit facility was undrawn with $100 million available.

Conference Call

The Company will host a conference call to discuss third quarter 2015 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (888) 503-8175, or (719) 325-2323 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3347943. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance, and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective, and fully-aligned standard of care, and empower advisors to deliver better outcomes.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel (https://twitter.com/envintel).

Envestnet | Tamarac’s web-based platform for independent RIAs, Advisor® Xi, deeply unifies portfolio management, modeling, rebalancing, trading, billing, and reporting with a client portal and enterprise-level client relationship management (CRM) system.

For more information about Envestnet | Tamarac’s Advisor Xi, please visit www.envestnet.com/tamarac or follow @TamaracInc

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, severance, accretion on contingent consideration, fair market value adjustment on contingent consideration, litigation related expense, other income (expense) and pre-tax loss attributable to non-controlling interest.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash interest expense, non-cash compensation expense, restructuring charges and transaction costs, severance, accretion on contingent consideration, fair-market value adjustment on contingent consideration, litigation related expense, amortization of acquired intangibles, other income (expense), and net loss attributable to non-controlling interest. Reconciling items, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40% for all periods presented.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, the Company’s inability to complete its acquisition of Yodlee, Inc. (“Yodlee”), the Company’s inability to successfully integrate Yodlee or to obtain the benefits of that acquisition, the Company’s and Yodlee’s inability to accurately predict market needs, failure to achieve solution wins with customers or the market’s failure to accept the Company’s and Yodlee’s new products and technologies, the Company’s and Yodlee’s ability to retain key employees and customers and suppliers, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of June 30, 2015 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between Envestnet and Yodlee. In connection with the proposed transaction, Envestnet has filed a registration statement on Form S-4, containing a proxy statement of Yodlee with the SEC. The final proxy statement/prospectus has been delivered to the stockholders of Yodlee. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Envestnet or Yodlee may file with the SEC or send to shareholders in connection with the proposed transaction. STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Shareholders will be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Envestnet will be made available free of charge on Envestnet’s website at www.envestnet.com. Copies of documents filed with the SEC by Yodlee will be made available free of charge on Yodlee’s website at www.yodlee.com.

Participants in Solicitation

Envestnet, Yodlee and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Envestnet is set forth in the proxy statement for Envestnet’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 13, 2015, and Envestnet’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015. Information about the directors and executive officers of Yodlee is set forth in the proxy statement for Yodlee’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2015, and Yodlee’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 4, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC. You may obtain free copies of these documents as described above.

Investors:

Investor Relations

Investor.relations@envestnet.com

(312) 827-3940

Public Relations:

Dana Taormina

JCPR

(973) 850-7305

dtaormina@jcprinc.com

Yodlee:

Investor Contact: Sheila B. Ennis

ICR, Inc.

IR@yodlee.com

(415) 430-2073

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$208,348	$209,754
Fees and other receivables, net	25,467	20,345
Deferred tax assets, net	4,635	4,654
Prepaid expenses and other current assets	20,714	7,242
Total current assets	259,164	241,995

Property and equipment, net	18,461	16,629
Internally developed software, net	8,891	7,023
Intangible assets, net	65,199	58,654
Goodwill	134,814	104,976
Deferred tax assets, net	—	565
Other non-current assets	11,128	9,516
Total assets	$497,657	$439,358

Liabilities and Equity
Current liabilities:
Accrued expenses	$53,224	$48,247
Accounts payable	5,236	4,869
Contingent consideration	3,057	6,405
Deferred revenue	8,320	5,159
Total current liabilities	69,837	64,680

Convertible notes	148,877	145,203
Contingent consideration	2,957	7,462
Deferred revenue	13,107	6,954
Deferred rent	4,405	3,588
Lease incentive	5,379	5,550
Deferred tax liabilities, net	718	—
Other non-current liabilities	2,002	2,430
Total liabilities	247,282	235,867

Redeemable units in ERS, LLC	2,400	1,500

Equity:
Stockholders’ equity	247,577	201,435
Non-controlling interest	398	556
Total liabilities and equity	$497,657	$439,358

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues:
Assets under management or administration	$85,576	$74,899	$250,472	$212,707
Licensing and professional services	17,791	13,678	52,012	39,238
Total revenues	103,367	88,577	302,484	251,945

Operating expenses:
Cost of revenues	41,027	39,111	122,208	111,503
Compensation and benefits	32,671	25,833	96,162	74,449
General and administration	15,184	13,428	44,905	38,514
Depreciation and amortization	6,157	4,253	17,215	13,290
Restructuring charges	—	—	518	—
Total operating expenses	95,039	82,625	281,008	237,756
Income from operations	8,328	5,952	21,476	14,189
Other income (expense)	(2,347)	(11)	(6,801)	1,909
Income before income tax provision	5,981	5,941	14,675	16,098
Income tax provision	2,679	2,173	6,326	5,812
Net income	3,302	3,768	8,349	10,286
Add: Net loss attributable to non-controlling interest	—	—	—	195
Net income attributable to Envestnet, Inc.	$3,302	$3,768	$8,349	$10,481

Net income per share attributable to Envestnet, Inc.:

Basic	$0.09	$0.11	$0.23	$0.30
Diluted	$0.09	$0.10	$0.22	$0.28

Weighted average common shares outstanding:
Basic	36,021,784	34,674,245	35,651,508	34,447,619
Diluted	37,614,701	37,006,796	37,563,815	36,832,154

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2015	2014
OPERATING ACTIVITIES:
Net income	$8,349	$10,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,215	13,290
Deferred rent and lease incentive	628	173
Provision for doubtful accounts	31	—
Deferred income taxes	(264)	—
Stock-based compensation expense	10,157	8,443
Excess tax benefits from stock-based compensation expense	(18,010)	(5,086)
Interest expense	7,081	—
Accrection on contingent consideration	794	1,108
Fair market value adjustment on contingent consideration	(3,791)	(342)
Changes in operating assets and liabilities, net of acquisitions:
Fees and other receivables, net	(4,817)	(4,613)
Prepaid expenses and other current assets	4,534	3,966
Other non-current assets	(1,024)	(736)
Accrued expenses	(2,068)	3,212
Accounts payable	113	2,009
Deferred revenue	7,331	2,835
Other non-current liabilities	(428)	278
Net cash provided by operating activities	25,831	34,823

INVESTING ACTIVITIES:
Purchase of property and equipment	(6,852)	(5,249)
Capitalization of internally developed software	(3,782)	(2,562)
Investment in private company	(1,500)	—
Purchase of ERS, LLC units	(100)	—
Acquisition of businesses, net of cash acquired	(27,332)	(1,288)
Net cash used in investing activities	(39,566)	(9,099)

FINANCING ACTIVITIES:
Proceeds from bank indebtedness	—	30,000
Payment of contingent consideration	(7,219)	(6,000)
Payment of promissory note	—	(1,500)
Issuance of ERS, LLC redeemable units	900	1,500
Proceeds from exercise of stock options	7,448	3,146
Excess tax benefits from stock-based compensation expense	18,010	5,086
Purchase of treasury stock for stock-based minimum tax withholdings	(6,812)	(1,999)
Issuance of restricted stock	2	—
Net cash provided by financing activities	12,329	30,233

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,406)	55,957

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	209,754	49,942

CASH AND CASH EQUIVALENTS, END OF PERIOD	$208,348	$105,899

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$103,367	$88,577	$302,484	$251,945
Deferred revenue fair value adjustment	134	—	134	—
Adjusted revenues	$103,501	$88,577	$302,618	$251,945

Net income	$3,302	$3,768	$8,349	$10,286
Add (deduct):
Deferred revenue fair value adjustment	134	—	134	—
Interest income	(77)	(6)	(288)	(101)
Interest expense	2,384	22	7,081	22
Income tax provision	2,679	2,173	6,326	5,812
Depreciation and amortization	6,157	4,253	17,215	13,290
Non-cash compensation expense	3,409	2,676	10,157	8,443
Restructuring charges and transaction costs	2,473	978	5,441	1,664
Severance	22	—	877	—
Accretion on contingent consideration	143	285	794	1,108
Fair market value adjustment on contingent consideration	(1,889)	118	(3,791)	(342)
Litigation related expense	—	—	—	18
Other (income) expense	40	—	40	(1,825)
Pre-tax loss attributable to non-controlling interest	438	405	1,305	935
Adjusted EBITDA	$19,215	$14,672	$53,640	$39,310

Net income	$3,302	$3,768	$8,349	$10,286
Add (deduct):
Deferred revenue fair value adjustment	80	—	80	—
Non-cash interest expense	938	—	2,776	—
Non-cash compensation expense	2,045	1,606	6,094	5,065
Restructuring charges and transaction costs	1,552	690	3,417	1,203
Severance	13	—	526	—
Accretion on contingent consideration	86	171	476	665
Fair market value adjustment on contingent consideration	(1,133)	71	(2,274)	(205)
Litigation related expense	—	—	—	11
Amortization of acquired intangibles	2,101	1,373	6,121	4,371
Other income (expense)	24	—	24	(1,095)
Net loss attributable to non-controlling interest	263	224	783	542
Adjusted net income	$9,271	$7,903	$26,372	$20,843

Diluted number of weighted-average shares outstanding	37,614,701	37,006,796	37,563,815	36,832,154

Adjusted net income per share - diluted	$0.25	$0.21	$0.70	$0.57

Note: Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40.0% for 2015 and 2014, respectively.  Pre-tax loss attributable to non-controlling interest assumes losses are allocated to Envestnet Retirement Solutions, LLC members pro-rata based on ownership percentage.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except accounts and advisors)

(unaudited)

	As of
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015

Platform Assets
Assets Under Management (AUM)	$54,935	$72,120	$74,643	$75,922	$73,164
Assets Under Administration (AUA)	164,639	174,249	181,239	181,922	177,121
Subtotal AUM/A	219,574	246,369	255,882	257,844	250,285
Licensing	448,169	466,982	493,284	534,674	538,271
Total Platform Assets	$667,743	$713,351	$749,166	$792,518	$788,556

Platform Accounts
AUM	255,359	310,351	319,896	332,738	344,321
AUA	642,192	667,274	679,753	695,463	718,637
Subtotal AUM/A	897,551	977,625	999,649	1,028,201	1,062,958
Licensing	1,830,678	1,881,352	1,982,773	2,044,355	2,140,672
Total Platform Accounts	2,728,229	2,858,977	2,982,422	3,072,556	3,203,630

Advisors
AUM/A	24,887	28,605	29,023	29,541	30,177
Licensing	11,266	11,632	12,306	12,870	13,409
Total Advisors	36,153	40,237	41,329	42,411	43,586